UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2004

SanDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Caspian Court, Sunnyvale, California 94089

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 542-0500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement.

     On September 10, 2004, SanDisk Corporation, or SanDisk, closed a transaction with Toshiba Corporation, or Toshiba, under which SanDisk and Toshiba created a new semiconductor company, Flash Partners, Ltd., a Japanese yugen kaisha, owned 49.9% by SanDisk and 50.1% by Toshiba, and agreed to cooperate in the construction and equipping of a new 300-millimeter NAND wafer fabrication facility, Fab 3, to produce NAND flash memory products for the parties. Toshiba is bearing the cost to construct the Fab 3 building, which will be located in Yokkaichi, Japan, the manufacturing site of the parties’ current FlashVision joint venture. Both parties will equally share the cost of the manufacturing equipment as well as startup costs and initial design and development of manufacturing process technology, which costs are expected to be substantial, and depreciation of the Fab 3 building will be a component of the cost per wafer charged to each party. With the creation of Flash Partners, Ltd., SanDisk and Toshiba are expanding their current business relationship. In 2000, SanDisk and Toshiba formed a joint venture, FlashVision, to equip a 200-millimeter NAND wafer fabrication facility, operate the facility and supply wafers to each of SanDisk and Toshiba.

     The total investment in Fab 3, excluding the cost of building construction, is currently estimated at $2.5 billion through the end of 2006, of which SanDisk’s share is estimated to be approximately $1.25 billion, with initial NAND product production currently scheduled for the end of 2005. This investment is expected to generate approximately 37,500 wafers per month, of which SanDisk’s allocation will be 50%. Fab 3 has available space to expand capacity beyond 37,500 wafers per month, and it is expected that further investments and output would continue to be shared 50/50 between SanDisk and Toshiba. SanDisk expects to fund its portion of the investment through its cash as well as other financing sources.

     In connection with the Fab 3 transaction, SanDisk, SanDisk International Limited, or SanDisk International, a wholly-owned subsidiary of SanDisk, and Toshiba entered into a Flash Partners Master Agreement, or Master Agreement, and other ancillary agreements, each dated as of September 10, 2004, the material rights and obligations of which are described herein. The Master Agreement sets forth the terms and conditions under which Toshiba and SanDisk have agreed to equip and operate Fab 3. Under the terms of the Master Agreement, SanDisk is obligated to purchase half of Fab 3’s NAND wafer production output. In addition to the Master Agreement, SanDisk International and Toshiba entered into a Flash Partners Operating Agreement, which sets forth the provisions governing the business of Flash Partners, the conduct of Flash Partners’ affairs and the rights, powers, preferences, limitations and responsibilities of Flash Partners’ unitholders, employees and directors.

     SanDisk and Toshiba also entered into an Amended and Restated Common R&D and Participation Agreement, or Common R&D Agreement, and an Amended and Restated Product Development Agreement, or Product Development Agreement, each of which governs both the FlashVision and Flash Partners relationships. The Common R&D Agreement sets forth the terms and conditions upon which SanDisk participates in Toshiba’s development of certain manufacturing process technology common to each party’s products. SanDisk’s payment obligation under the Common R&D Agreement is based on a variable computation with certain payment caps and is paid in installments. The Product Development Agreement sets forth the terms and conditions upon which Toshiba and SanDisk have agreed to jointly develop certain products and technologies, and SanDisk’s payment obligation thereunder is based on a variable computation.

     In addition to the agreements described above, SanDisk and Toshiba also entered into a Patent Indemnification Agreement and a Mutual Contribution and Environmental Indemnification Agreement. The Patent Indemnification Agreement provides for certain rights and obligations of each party for claims that NAND flash memory products manufactured and sold by Flash Partners infringe third-party patents. Under the Mutual Contribution and Environmental Indemnification Agreement, Toshiba and SanDisk have agreed to mutually contribute to, and indemnify each other and Flash Partners for, environmental remediation costs or liability resulting from Flash Partners’ manufacturing operations in certain circumstances.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2004

SanDisk Corporation
By:	/s/ Judy Bruner
	Name:	Judy Bruner
	Title:	Chief Financial Officer and Executive Vice President, Administration (Principal Financial and Accounting Officer)